FINAL TRANSCRIPT
SFD - Q1 2010 Smithfield Foods Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S

Keira Ullrich
Smithfield Foods, Inc. - Director IR

Larry Pope
Smithfield Foods, Inc. - President and CEO

Bo Manly
Smithfield Foods, Inc. – CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ken Goldman
JPMorgan Chase & Co. – Analyst

Christine McCracken
Cleveland Research – Analyst

Ken Zaslow
BMO Capital Markets – Analyst

Akshay Jagdale
Keybanc Capital Markets – Analyst

Christina McGlone
Deutsche Bank – Analyst

Reza Vahabzadeh
Barclays Capital – Analyst

Will Sawyer
Credit Suisse – Analyst

Farha Aslam
Stephens Inc. – Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for standing by, and welcome to Smithfield Foods first quarter earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

I would now like to turn the conference over to Keira Ullrich. Please go ahead.

Keira Ullrich - Smithfield Foods, Inc. - Director IR

Good morning. Welcome to the conference call to discuss Smithfield Foods' first quarter fiscal 2010 results. We would like to caution you that in today's call there may be forward-looking statements within the meaning of federal securities laws. In light of the risks and uncertainties involved, we encourage you to read the forward-looking information section of the Company's
10-K for fiscal year 2009. You can access the 10-K and our press release on our website at www.SmithfieldFoods.com.

On our call today are Larry Pope, President and Chief Executive Officer; Bo Manly, Chief Financial Officer; and Dick Poulson,
Executive Vice President. This is Keira Ullrich, Director of Investor Relations. In order to provide the opportunity to as many analysts as possible to ask questions during the Q&A session later in our call, we request that you ask only one question and one follow-up, if necessary.

Larry Pope will begin our call this morning with a review of operations. Larry?

Larry Pope - Smithfield Foods, Inc. - President and CEO

Thank you, Keira, and thank you for dialing in this morning. I realize it's the first day after the holiday and a long summer and I hope you had an opportunity this summer to try many of our products, like our barbecue ribs or hot dogs and BLT, never goes bad in summertime. Maybe that's a sign of the fall.

I'm here this morning to report that we had sales of $2.7 billion versus $3.1 billion, which is a decrease from the prior year. I won't get into that much except to say Mr. Manly will discuss that in terms of where it is from a pricing standpoint and a volume standpoint, some of this of which we have orchestrated and have been talking about for some time. In terms of loss from continuing operations, we are reporting a loss of $107.7 million compared with $29.1 million last year in the same quarter. On an EPS basis, that's $0.75 a share loss compared with $0.22 a share last year.

I hope you took note in the press release of a couple of one-time items that did come through the P&L, the closing of some of our hog production operations, again, Mr. Manly will speak more directly to, as well as some write-off of some loan amortization associated with refinancing. Those totaled about $0.19 a share, bringing the total down to $0.56 cents, which many of you have already picked up.

In addition, we have about $6 million of restructuring charges that are going through the P&L that we did not highlight as part of the press release. And as well, many of you know that we had a devastating fire in one of our major plants in Cudahy, Wisconsin, and as well, the inefficiencies and the costs associated with that have been somewhat significant, yet hard to determine. And those are also going through this P&L.

And finally, we have an abnormally low tax rate, which as well had an impact on the quarter. From our standpoint, the quarter was substantially better than the $0.75 that you're seeing, even substantially better than the $0.56 that you're seeing. No question that the results reflect the continuing adverse environment in hog production. This has been going on. All of you who follow the Company are fully aware of this. We continue to live with the impact of high grain costs last summer, which we fed the last of that really the end of April, and those costs are now coming through the inventory being sold and that's coming through the P&L, which is creating a loss.

I think Bo will speak pretty clearly about how we think all that's ending this quarter, the second quarter, and we do see our costs coming down. As well, our costs, as we commented in the press release, are down for the quarter, down from the prior quarter, down from the prior year, but they are not where they are going to be. We reflected $162 million loss in hog production versus only a $39 million loss last year. That does have $34 million related to the write-off of some farms in that number, so you need to make that adjustment when you're looking at the numbers in terms of hog production.

Productivity has been excellent. We've had good weather. We've had very good instances of low disease. Our livability numbers are doing extremely well. So from an operations standpoint, to some degree, that's a negative because that means a lot of hogs are being produced. But from a business standpoint of operating the hog farms, that part of the business is doing extremely well.

As you know, we have announced another reduction in our sow herds from 10% to 13%. That has virtually been accomplished.
I haven't checked this morning but we should be at the very very end of that other 3%, and essentially we are 13% down on the sows as of now.

I think you're aware that the hog market was sharply lower. That is, to some degree, the result of the H1N1 virus that hit at the very end of the fourth quarter and that certainly immediately depressed the live hog market, as well as some of the fresh meat results as a result of the export markets closing and the impact of dumping meat back on the US markets and that related impact back on the hog market. I will tell you, and I'll make some comments as I look forward, we do remain committed to this end of the business, although we are reducing our exposure and many things are going in the right direction from, we believe hog prices going up to costs going down, corn going down from a strong corn crop this fall. So in spite of these horrible results in the hog production side, it does look like the business is trending up and there is a glimpse of a hope that the sow liquidation is occurring.

On the fresh meat side, we're reporting a loss compared with a profit last year. That is the result of the H1N1 virus. Many of the major cuts are down 10%, 20%, 30% and 40% below last year's levels as a result of marketing this product back on the US market.
We continue to have very high levels of slaughter and that results in an awful lot of fresh meat in the market. I think you all know that the export markets are somewhat politically motivated and the China market, which has been a source of a lot of the exports for many, many, many years is closed. We don't think there's scientific basis for that, but it's there, and that's impacting our operations some $5 or $6 a head in terms of the offal items that we routinely put into that market. Japan as well was spooked at the beginning of the quarter and that has impacted the exports into China. Beyond that, the export market actually is pretty good. Several of the other countries are actually doing very well. So while it may sound like things are terrible on the export market, they are not. It's just essentially one country and a little in the Japanese market. Overall, exports are actually fine.

I want to turn your attention now to the highlight of the release, which is the packaged meats business. We indicated to you this quarter we would start breaking those numbers out and we've done that. If you look, we're reporting $107.8 million versus
$34 million in our packaged meats, our packaged meats business, that segment of the total pork group. And I am extremely pleased with those numbers and I think we're approaching 9% on return on sales. I think if you compare those with our competition, you will see that we are equal to or better than others. This is an area of the business that I have been talking about and talking about and talking about. Our numbers are extremely good. This is the area we are extremely optimistic about.

We're reporting the operating earnings of three times last year's numbers. They are a record for the quarter, they're nearly a record period. And it does reflect the benefit of some cheap raw material. But we are just beginning to really see the benefit of our restructuring plan and those are really not in these numbers in any measurable way. And as I indicated earlier, there are $6 million of restructuring charges largely coming through that line.

As well, we've got the fire that we had the Fourth of July weekend that affected our packaged meats business and all the costs associated with immediately relocating product has gone through this line item. And I am happy to report this management team responded instantly to that. All of our customers were served and we continued to ship all of our customer needs in spite of a very significant fire that will have longer term impacts in terms of our packaged meats business. And we've got to decide ultimately how we're going to react to that, but it has been significant. Yet even with that, I am pleased that we're delivering these kinds of numbers.

Let me turn your attention for a second to the restructuring. This is something we announced, as you know, some six months ago. It is going extremely well. Five of the six plants are closed, the seventh plant is right on schedule for right at the end of the calendar year. We fully expect to achieve a savings. As we've indicated, we are on time and on budget. Our capital expenditures for that are right on the numbers. In terms of the costs for the quarter, they were below what we thought they would be and the savings that we achieved for the quarter were more than we expected. So from an implementation standpoint, the restructuring is going better than we thought it would go and it did positively impact the quarter as opposed to negatively impacting it, as we had expected.

We are in the midst of an SAP implementation across the organization. That is more than 50% complete. It will be completed here by the end of the calendar year or virtually completed. We are having the typical bumps in the road, although they are really insignificant from a financial reporting standpoint. It's the typical things you have with SAP when you have to go from A to Z and if you skip any step in between, it doesn't like printing an invoice. But it's the right thing for us to do. We're not even highlighting any impact of that going through the P&L. That's how comfortable we are that we're making the conversion across what is a very complicated system. And it is going well and will position us extremely well once this thing is fully implemented.

On the international front, we reported a number of our operating companies over there are doing very well in spite of the recession. Poland, Romania, Spain, Mexico, they are all profitable. And while the number is only showing a $7.3 million versus a 5.9 million comparison, that has some fairly significant currency losses, translation losses, in there of roughly another $6 million, so it would have really been $13 million versus $6 million. So that part is going very, very well. I'm very pleased in spite of a worldwide recession, our international operations are actually doing pretty darn good.

In the other category, that's really our turkey operations and the cleanup of our cattle operations that we sold out this quarter.
That's showing a reduced loss. The turkey business is improved, although we are not where we need to be on the turkey side of the business.

Finally, the financing, which Bo will speak to on a more lengthy basis, I'm very pleased with the job we've done. I think we have shored up the balance sheet, although I was not so worried. I think we've demonstrated the ability to have access to the capital markets and refinanced a couple of billion dollars. It did come at a cost and increased interest expense, but we've eliminated the covenants and I think positioned the Company from a maturity standpoint to weather the future pretty darn good.

With that being said, I'm going to turn it to Bo and then I'll give you some comments on the future once Bo's complete. Bo?

Bo Manly - Smithfield Foods, Inc. – CFO

Thank you, Larry. Good morning, everyone. It's been a busy quarter in Smithfield for the finance and accounting departments.
We have refinanced over $2 billion of debt while addressing critical issues of liquidity, covenant risk and pending maturities.
We sold $625 million five-year secured 10-year notes in July. Simultaneously, we completed a $1 billion ABL revolving credit facility replacing our previous $1.3 billion domestic revolver. Concurrently, we negotiated a new term loan agreement effectively extending the maturity of our $200 million term loan from fiscal 2012 to 2014. In August, subsequent to the quarter end, we upsized the bonds issued in June by $225 million for a total of $850 million in new bonds. We use these funds, plus cash on hand to repay the balance remaining of our $225 million euro denominated European revolver.

Our balance sheet and ABL created cash on hand and available liquidity of over $1.15 billion at quarter end, the strongest position ever for Smithfield. We anticipate paying the remaining $206 million October 2009 bonds with cash on hand. Following this payment, we will have effectively no US maturities until fiscal 2012. Clearly, we have removed significant balance sheet risks relative to liquidity, covenants and maturities.

This flexibility has not come cheap, particularly in these unusual credit markets. Our annual adjusted interest expense and fees is expected to rise from $222 million last year to between $270 million and $275 million this fiscal year. Larry has described in detail the proactive steps we've taken to reduce our exposure to commodity risks by reducing our sow herd by 13%, with the last phase taking place in this recent quarter. The last reduction was the result of the wind-down of the PSF Texas farm operation.
Efforts are ongoing as well to sell the Coffey farms in Missouri with approximately 20,000 sows. These proactive steps have required the Company to take a noncash $34 million pretax write-down of hog production assets.

Smithfield experienced a loss of $108 million during the first quarter of fiscal 2010 compared to a loss of $13 million in the same period a year ago. This loss on the quarter just ended translates to a loss per share of $0.75. In addition to the noncash $34 million write-down of hog assets mentioned earlier, we also recorded a $7 million charge related to early debt cancellation. If our earnings per share are adjusted for these two significant charges, we show a non-GAAP EPS of $0.56 per share.

The operating profits from the pork segment were $101 million for the first quarter of fiscal 2010 compared with $62 million the same period a year ago. We are extremely pleased that for the first time this quarter, Smithfield is able to separate the results of fresh and packaged meats within the pork segment. This provides transparency to the outside world and competitive comparability not previously available. Packaged meats contributed operating profits of $108 million for the quarter, over a
200% increase compared to the same quarter last year. The packaged meats improvements were driven by restructuring efforts to lower overhead, margin enhancements through sales coordination and consolidation, as well as lower cost of raw materials.
Fresh pork results reflected moderate losses for the period as recessionary pressures, particularly international, affected demand more negatively in fresh than branded and packaged meat sales.

The hog production segment showed a $162 million loss for the quarter compared to a $39 million loss for the first quarter last year. These results were below the Company's expectations. The summer hog price rally never occurred, a victim of H1N1 flu and recession. Rather than an expected seasonal rise, the Iowa-Southern Minnesota prices fell $0.01 from $0.43 per pound in the fourth quarter of fiscal 2009 to $0.42 in the quarter just ended, and $0.56 cents in the same quarter a year ago. Hog production costs did decline in the first quarter as predicted, from $0.63 cents in the quarter end in April to $0.59 cents in the recent quarter.
The decline in rise in grazing costs reflected lower corn prices. Costs in the quarter we are now in are expected to decline further and fall to the $0.50 cents per pound range by the second half of the year.

The first quarter fresh pork and packaged meats sales declined year-over-year due both to lower volume and lower fresh pork selling prices. The international segment saw sales increases in their home currencies. However, changes in exchange rate reversed those increases when translated to dollars. Hog production sales fell due to lower hog prices and fewer heads sold to third parties. Other segment sales increased due to the inclusion of cattle sales. Consolidated operating profits for the quarter declined from $3 million a year ago to a loss of $75 million, principally caused by the $162 million loss in hog production, more than offsetting strong improvements in packaged meats. The international segment demonstrated improved operating profits, as Poland, Romania, Mexico and Campofrio all showed improved operating results before currency gains and losses.

SG&A declined 4% quarter over quarter due to currency changes, lower compensation, and marketing expenses. The adjusted interest rate this quarter was $161 million compared to $45 million in the same quarter a year ago. This 34% increase was caused principally by $5 million in new interest related to the $625 million bond issue and $6 million related to the convertible bonds.
As I stated earlier, we anticipate our annual interest expense to be between $270 million and $275 million.

Please note that as an important housekeeping item that we were required to adopt a new accounting rule this quarter that affected the accounting for convertible debt that we issued last summer. The rule requires issuers of convertible debt to reflect interest expense at a market rate rather than the coupon rate, in our case 4%. The rule change also required us to reflect the debt at a discount on the balance sheet with a corresponding increase in equity. An extensive footnote on our 10-Q will cover the effect of this change.

With regard to other balance sheet issues, debt increased $444 million during the quarter, due to capital markets transactions.
The debt to capitalization ratio increased from 54% at the end of the prior quarter to 56% at the end of this quarter. If the debt to cap ratio was expressed on a net of cash basis, however, our ratio at the end of the recent quarter would have been 52% due to large cash balances. The Company remains committed to reducing the debt to capitalization ratio below 50% within the next 24 months.

The Company anticipates paying the remaining $206 million of our 2009 bonds from cash on hand lowering the debt to cap ratio. We have no current applicable covenants at the end of the quarter. We have no current applicable covenants at the end of the quarter. Larry, I didn't know I would ever be able to say that.

Depreciation for the quarter was $61 million compared to $69 million in the first quarter of the prior year. We anticipate $260 million of depreciation for the full year. Capital expenditures for the last quarter remained at a bare minimum maintenance level of $34 million. Full year CapEx will remain under tight control at or less than $200 million. The tax rate for the quarter was
25% and we anticipate full year tax rate between 34% to 36%. A word of caution, tax rate calculations during quarters with highly fluctuating profits and losses will produce unusual tax rate percentage calculations. The Company's hedging activities contributed a loss of $48 million during the first quarter of fiscal 2010 compared to a profit of $3 million in the same period a year ago. Our infamous corn hedge contributed a $59 million loss, more than offsetting profits in hog hedges. The final $20 million of the $6 corn hedge losses will run off in the second quarter of hog production P&L. Please bear in mind that losses on these hedge positions were cashed out and paid several months ago and today represent noncash charges to the income statement.

The cumulative effect of the capital markets transaction bolstered the Company's cash and short-term borrowing capacity. We ended the quarter with over $1.15 billion in liquidity to include $500 million in cash. Liquidity today remains over $1 billion after paying off the European revolver in August shortly after the end of the quarter.

In July, the Company experienced a devastating fire at our Patrick Cudahy plant in Wisconsin. No one was hurt, but large portions of the plant experienced total destruction. We believe we have more than adequate insurance protection for the full amount of all damage. Limited production has resumed. Damaged operations have been absorbed by other Smithfield plants, at somewhat higher cost but with no significant disruption to customer service.

In closing, we have made major strides to strengthen the balance sheet and reduce financial risk and will continue to do so in the future. We are focused on ROIC, return on invested capital, and the pork restructuring plan is proceeding well and the results are beginning to hit the bottom line. Our packaged meats business is hitting on all cylinders and we are reshaping our business model, better focused on capturing the strategic advantage of integration with less exposure to commodity elements and swine production. Our international business is producing positive results and gaining momentum. We are excited about the future in all aspects of our business. We are well positioned when the hog market turns and pork restructuring cost savings will pay even more dividends when the recession subsides and demand builds.

I thank you very much for your attention and I will now turn it back to Larry. Thank you.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Thank you, Bo. I think you can tell that was a very complete report. We've got an awful lot to say this morning, as we have in most of the past quarters. This management team is extremely, extremely busy and extremely challenged. I look to the future by glancing back at the past for a minute and telling you that I feel like the world has been against us for 12 months, and this thing, it may very well be turning. I look and say record high corn prices we've had in the last year, an oversupply of live hogs and historically low live hog prices combined with that. A 75-year recession hits us in the fall. The financial crisis, which hit many, many companies, and we had a reactive export market that's driven by political maneuvers more so than really science, and
Smithfield got its own flu, with the Swine Flu or the H1N1, and it was named and called Smithfield at Ground Zero. We have a devastating fire. And then finally we have the government working against us trying to create incentives for more ethanol to raise corn prices. And beyond that, the currency markets impacted us on the export side.

I want to comment at some point and say, God, do you got anything left? This Company has taken on about every single challenge that could possibly occur in one year and yet I believe this management team has been fully on their game and fully responding to every time an event has occurred to us.

We are positioned well. We do see that sow liquidation looks to maybe -- I'm not going to go out there today and say it's happening, it will be a couple weeks -- sow liquidation looks positive. The USDA just announced a purchase of $30 million worth of pork products. That will help a little bit. Our live production costs are going down. And I look out there at the raising and the whole hog production business and I did some simple math for me. If there's 6 million sows out there, and I don't know what this industry has invested in live production, but let's say it's $2,000 or $3000 a sow, that's $10 billion to $20 billion invested in this whole industry. The whole enterprise value of the whole industry. They have lost 25% of the whole enterprise value of the industry in the last 18 months, and if we're going to lose somewhere between $25 million and $50 million a week in this industry, there is no chance in the world this can continue. I am absolutely positive that the industry will run out of money. That's the one thing, is just when the banks make the decision that something's got to change. And I do think we've reached the inflection point. Something has to happen.

I made the joke when I first got the job as the President of this Company in 2001 and we had a tremendous November and
December and I remember reporting to the board in January, this trend will not continue. Given where we got the losses on the live production side of the business, I think I can report to you this morning this trend will not continue. It cannot continue, or we will only find a pig in a zoo. There simply won't be any on any farms.

Our restructuring is going extremely well. We've got minimal benefits to this point. At some point, that's going to start hitting in a big, big way. We aren't expecting but so much this second quarter, but starting into the third quarter, we're expecting very sizable benefits from that.

These export markets will change, and China, which has been the source of offal shipments forever, will open back up at some point to offal going back into that country, and mainland China will open back up to normal shipping. That will happen. And I think about in terms of what the management team has done some two to three years ago, well before this financial situation, the recession hit. We started focusing on packaged meats. I'm showing you the numbers this morning, for the first time we've ever been able to show you what packaged meats is really doing. A year and a half ago, as Bo pointed out, we started cutting back capital expenditures well before we had any financial situation in this country. We started cutting back 18 months ago.
We started reducing our herds 18 months ago. We made the management changes and the reorganization 16 months ago. We went to the capital markets 14 months ago. All of this happened before anything happened in the financial markets last fall.

Since then, we have merged our European operations. We've announced a restructuring of our pork group. We've done $2 billion worth of refinancing to further strengthen the balance sheet. And we've further reduced our sow herds and strengthened our whole management approach to this business. I am extremely pleased with what this management team has done. This team has been working tirelessly now for a very long time, yet I think that they have been hitting on all cylinders and executing absolutely almost perfectly as these things have occurred. As I said, we had a Swine Flu that we reacted to immediately. We had a devastating fire we reacted to immediately, with no loss of shipments to our customers.

From my standpoint, I've actually never been more optimistic about the business. We got one thing that's impacting this business. That's live hog production. Unfortunately, we have a government policy out there relative to ethanol that is attempting to increase the blending rates from 10% to 15% on what I believe is a failed policy and the economics associated with ethanol simply don't make any sense. For goodness sake, you don't burn the floors in your house for heat in the wintertime. Yes, your floors will work well to heat your house but it's not an economical way to heat your home for very long. Converting corn into gasoline is not good economics. I'm in favor of alternative energy policy and pursuit of that, but not every idea is a good idea.
And this is one I just simply cannot support and people are forgetting the impact it's having on another whole big piece of this economy.

From a bottom line standpoint, this Company is managing what it can manage and I think the future is extremely bright. Once live production returns to more normal profitability levels, we are absolutely poised to benefit from that in a huge way and I think the fact that just this quarter we almost made as much money in packaged meats as we lost in the hog production side of the business excluding the write-off of the Texas farms, we made almost as much in packaged meats as we lost on the farms.
That's a statement about what happens when this business turns around. I am bullish to be bullish and I'm pleased with where we are, in spite of the results we're reporting this morning.

With that being said, Keira, we're ready for questions.

Keira Ullrich - Smithfield Foods, Inc. - Director IR

Operator, please open the line for questions.

Operator

(Operator Instructions) Your first question comes from the line of Ken Goldman from JPMorgan. Please go ahead.

Ken Goldman - JPMorgan Chase & Co. – Analyst

Good morning. Question is on potential equity offering. I know that you guys have kept it as part of your arsenal. Can you give us some color on how likely a secondary is at this point? I know you are eager, and I understand why, to get your debt to capital ratio down. But it seems to me that if you think the business is going so well and it seems, except for a huge chunk of it, going well, that you would probably think the stock would be worth more six months or a year from now. Why would you do an equity offering now as opposed to a year from now?

Larry Pope - Smithfield Foods, Inc. - President and CEO

Ken, you didn't surprise us with that question, I'll say that. Bo and I commented before this call, let's see if that will be the first question or the second. It was the first. So you didn't surprise us with that. At this point, we would tell you that we've done a good job of strengthening this balance sheet, and Bo highlighted all of those things. Yet, we continue to look at the balance sheet and making sure that we have a strong balance sheet. I don't think that we feel like we have any severe pressure that we have to do anything and we have no covenants that force us to do anything.

On the reverse side of that, we certainly want to make sure we have all of the financial resources we need to execute this plan that is certainly starting to hit on full cylinders. So I can't really comment on that. You know I couldn't do that. That would be wrong one way or the other. But I will tell you we keep our eyes focused on the capital markets, just like everyone else does, and we've accessed it when we thought it made sense, and yet we don't feel any pressure that we have to do anything.

Ken Goldman - JPMorgan Chase & Co. – Analyst

One quick follow-up on interest expense, $270 million to $275 million is guidance, is that for gross or net interest expense?

Bo Manly - Smithfield Foods, Inc. – CFO

That's for gross.

Ken Goldman - JPMorgan Chase & Co. – Analyst

Okay, thank you.

Larry Pope - Smithfield Foods, Inc. - President and CEO

I wish there was much net, what you get paid on money—

Bo Manly - Smithfield Foods, Inc. – CFO

We don't get a rebate.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Gross and net are not very far apart.

Operator

Your next question comes from the line of Christine McCracken from Cleveland Research. Please go ahead.

Christine McCracken - Cleveland Research – Analyst

Good morning. Just wanted to follow up. You had commented that you're reducing your exposure to production and you've clearly taken quite a bit out at this point. Are you seeing moves by others to take out a similar amount of production, or do you expect to take additional cuts to your own breeding herd?

Larry Pope - Smithfield Foods, Inc. - President and CEO

Christine, clearly, Smithfield cannot solve this problem alone, unless we were to take everything out. We can't solve the problem.
But the answer to that is yes, I have had conversations with several sizable, more than sizable producers, large producers, in fact very large producers, and I would tell you they are doing some liquidation. But again, I don't think they can solve it. I think this industry has got to solve it collectively. I do believe everyone is now looking, and when I'm talking to people who are financially extremely strong and they are cutting back, that's got to be a statement about those people who are not financially strong. But the answer is, yes, there are others cutting back. We're not the only one.

Christine McCracken - Cleveland Research – Analyst

Are you seeing an exchange of assets more than actual production coming out? That's a concern with a few of these guys that do have quite a bit of financial backing actually coming in, maybe other packers to secure supply. Does that slow down the liquidation process? What's the risk of that?

Larry Pope - Smithfield Foods, Inc. - President and CEO

Christine, I don't think I know of a single exchange. Maybe I'm just slow this morning, but I don't know of a single exchange or a single sale that has really gone on to any degree at all. I don't know of anybody doing any of that. I think they are genuinely taking out sows and closing farms down or reducing the density inside the farms. Bo, do you have any comment?

Bo Manly - Smithfield Foods, Inc. – CFO

No, but I think Christine, back probably three or four months ago, we were aware of a couple of producers that had taken some sow operations down because of economics, but also health reasons. And they may come back at some point in the future if the market conditions improve. But the longer they are out, the less likely they will be to come back. There may be some that close down, but in our case, when we're closed, typically it should be a permanent closure.

Christine McCracken - Cleveland Research – Analyst

And just to be clear, will you possibly not announce further cuts in your herd, or have you made any decisions about taking additional cuts?

Bo Manly - Smithfield Foods, Inc. – CFO

We have continued to look under the whole program of focusing on return on invested capital. And as I mentioned in my discussion, there is a hog farm in Missouri, we call it the Coffey Farm, that we have looked for other buyers to take that farm out of our portfolio. It does not make absolute strategic sense for us and we could move out of that ownership position.

Larry Pope - Smithfield Foods, Inc. - President and CEO

What I would say to you, Christine, we may reduce our exposure to hog production. It does not necessarily mean there will be a reduction in the industry. We have got a couple of things, as Bo just commented, that we would look at marketing to somebody else at a price. We are not doing any fire sales. We have no pressure to have to do this. But we would like to reduce the exposure.
However, I remain absolutely committed to this business. There have been some rumors out there Smithfield's going to spin off the hog production business or get out of hog raising. That is not true. And in fact, we are selling on an integrated basis that whole story domestically and particularly export. But even domestically. And we have no intentions, no intentions of getting out of the livestock raising business. In fact, we are going to stay committed to that in a big way. We're just going to reduce our exposure to it because of the high volatility.

Christine McCracken - Cleveland Research – Analyst

Perfect. Thank you.

Operator

Your next question comes from the line of Ken Zaslow from BMO, please go ahead.

Ken Zaslow - BMO Capital Markets – Analyst

Good morning, everyone. In terms of the sow liquidation, how much do you think is needed?

Larry Pope - Smithfield Foods, Inc. - President and CEO

I don't know. Ken, there's two things. I would say now you could need as much as 10% if I thought productivity was going to stay at these levels. Everybody's having record productivity and hog weights are up. Disease is down. And the weather is terrific.
At some point all that's going to change. I mean disease is not gone. The weather's not going to be nice forever. And today we would need that much, but I think you don't need that much on an ongoing basis. And it's largely because it's tied to the export markets. The amount of product going out of this country has grown dramatically from 7% or 8%, isn't that right Bo, to about
20%.

Bo Manly - Smithfield Foods, Inc. – CFO

Right. 10% reduction would feel a lot more –

Larry Pope - Smithfield Foods, Inc. - President and CEO

Oh, my gosh, 10% I think we would have dramatically different life, and I think we could at even much less.

Ken Zaslow - BMO Capital Markets – Analyst

If you include gilts, which obviously you guys have a better understanding than we do just because we don't get the type of data that you probably understand, how much liquidation is actually occurring right now? And as a follow-up to that, if I take it that you guys are about 16% of the industry and you are cutting 13%, you guys are about 2% of that. So how much is actually going on in terms of total liquidation now and how much do you think it's getting to?

Bo Manly - Smithfield Foods, Inc. – CFO

Ken, I think there is another element that you really can't see in terms of liquidation equation and that's the rate of replacement gilts So for us to look at merely sow slaughter doesn't tell you the whole story. I think you're going to have to wait until the
September pig report comes out at the end of this month to truly understand what's happening with the sow rate. I can optimistically say we've had two weeks of back to back increased slaughter over a year ago. We've gone from 3% higher to 4%
higher. 2 points make a trend and that looks to me as though it's close a third higher, or 50% higher than it was the week before, so that's good.

Larry Pope - Smithfield Foods, Inc. - President and CEO

The other piece of that is that we continue to have the reduced numbers coming in from Canada, so that is certainly taking meat off the US market. But don't downplay the impact of this productivity. The people I've talked to in the industry, they may be reducing their herds, but they are all commenting they are having tremendous productivity with the animals in terms of livability. Those numbers are excellent. A lot of this may very well be, a good portion of this may very well be offset by weights in productivity right now.

Ken Zaslow - BMO Capital Markets – Analyst

And $500 million for the pork business seems like you're completely and utterly on target for that? No reason to change that, is that fair?

Bo Manly - Smithfield Foods, Inc. – CFO

I'm not sure I understood the question, Ken.

Ken Zaslow - BMO Capital Markets – Analyst

I think in past conference calls, I think you've said the pork business should be able to generate about $500 million of operating profit on an ongoing basis. There's no reason not to believe that? You guys seem to be hitting the cover off the ball on that, is that fair?

Bo Manly - Smithfield Foods, Inc. – CFO

Yes.

Ken Zaslow - BMO Capital Markets – Analyst

Okay, cool.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Thank you, Bo. One of the things that is showing here on the earnings is the fresh pork numbers showing a loss for the quarter.
I mean fresh pork is extremely strong right now and has been now for 30 days, Bo?

Bo Manly - Smithfield Foods, Inc. – CFO

Right.

Larry Pope - Smithfield Foods, Inc. - President and CEO

And we move into fresh meat season. We're still extremely bullish on the pork group, extremely bullish.

Ken Zaslow - BMO Capital Markets – Analyst

Thank you.

Operator

Your next question comes from the line of Akshay Jagdale from KeyBanc. Please go ahead.

Akshay Jagdale - Keybanc Capital Markets – Analyst

Good morning. Couple of questions. Firstly, on the hog production side, when we look at sow slaughter, I know it's one part of the equation. But historical average on a weekly basis is about 66,000. So if you look at the numbers last two weeks, they have been about 70,000 or so, which would mean that even if we continue at this rate, at the 70,000 clip for the next year, you take out about 200,000 sows. To me, it seems slower than what you would expect. So what is it that we're missing? You keep saying that you've had conversations with other large producers, et cetera, who seem to be cutting their herd. And obviously all of us can see the numbers for hog production, but what is it going to take? The government program which they are going to buy

30 million now. Can you talk a little bit about just the situation about sow slaughter and the capacity of sow slaughter as it relates to the demand for sausage, et cetera, that may play into this whole equation? Can you just talk to that?

Bo Manly - Smithfield Foods, Inc. – CFO

I think that when you ask, is there a missing element that is making the analysis somewhat more difficult, and as I've mentioned before, you've got a sow replacement rate, a gilt replacement rate, that probably, under normal conditions, is somewhere between 40% and 45% of the entire herd gets turned over every year as replacement animals. If they cut that by as little as 20%
you could have almost a 5% to 10% change in the sow herd merely on the basis of replacement. You can affect it probably faster by impacting replacement rate than you can by slaughter rate of the industry. So I think that it is a very important element.

You really won't see that until the September hog report and we do know that those issues have been going on. If you can get information out of some of the breeding stock companies, I think they will tell you their sales for replacement animals have been very, very slow and anemic, which is a good sign. That means that we're not replacing at a very high rate and it could be that all of the change in sow numbers is coming through replacement rate changes.

As far as slaughter capacity is concerned, we probably have the ability to kill another, I would say, 7,000 to 8,000 head of pigs on a weekly basis as far as sows are concerned, above what we're doing today. We could probably approach 80,000 sows per week.

Akshay Jagdale - Keybanc Capital Markets – Analyst

Okay, that's helpful. On the pork side, it's very helpful that you are breaking out these numbers. Can you tell me what your profit per pound was on the packaged meat side or overall this quarter?

Bo Manly - Smithfield Foods, Inc. – CFO

Close to $0.16 per pound.

Akshay Jagdale - Keybanc Capital Markets – Analyst

Is that seasonal? Because I know in your past presentations you've talked about getting as high as $0.12 a pound on some items, but $0.16 for the quarter, is it seasonal? Can you talk about what the normalized range is? Does that need to be up now given what you're seeing in terms of restructuring in that group, et cetera? Because you had said fresh spreads are around $0.02 to
$0.03 and the packaged side is anywhere from $0.04 to $0.12, right? So if you had $0.16 cents overall on the pound, how should we think of that on a normalized basis?

Larry Pope - Smithfield Foods, Inc. - President and CEO

I think one of the things that we have been preaching now for a couple of years is the fact that we would achieve a $0.10 return on 3 billion pounds, or $300 million. $0.16 -- it doesn't take a rocket scientist to realize that's above $0.10. We are benefiting from low hog prices and cheap raw material. I do believe the $0.10 is very achievable and I think the $0.12 or $0.13 cents -- and maybe more than that. That's hard to see at this point, but I think you can count on the $0.10 cents, as long as raw material stays cheap. It's part of the offset to the live production side and the fresh meat. It's an offset. It will likely come down.

But you should not think this is a particularly seasonal impact that's occurring now. In fact, we're going into a pretty good season.
The second and third quarter are really the good seasons for the packaged meats business, not the first. We haven't really hit the good season yet. We are preparing to adjust our sights higher for that, given how successful this restructuring is going and our ability to manage this end of the business. I've continued to say it quarter after quarter after quarter. Everyone wants to talk about live hog prices and sow liquidation, and I've continued to say can I have my two minutes to talk about the packaged meats business, while we're returning 9% of sales, guys, and no one seems to ever pay attention to that. They only want to know what do you think the green market is going to do in the future? You never ask me what the bacon business is going to do in the future. I think you should be careful using $0.16. You should be careful with a number that high. That is really very good. I think our $0.10 or more is where we're planning the future to be.

Akshay Jagdale - Keybanc Capital Markets – Analyst

And one last one on the hog production side, you gave some numbers on your commentary about hedging, where I think you said $11 million in hedging gains on the hog side. That translates into about $0.01 a pound roughly. But the difference between your raising costs that you report and the hog price is a lot different than what you get from your EBIT when you divide it by the number of pounds you process. I still see that there's a $0.05 per pound difference in that number, which I attribute to hedging, but you said your hedging gain on the revenue side was only $0.01 a pound. So is your international production business that profitable? Is it earning $30 million plus? I'm just trying to get a sense of this because it's very important in modeling the business because we do model the business based on spreads, but then there's this other component, which is pretty sizable and has been in the $200 million, $250 million range for the last two years. So can you help us understand that piece? It's hedging and the international operation. So can you just help us understand that a bit better?

Bo Manly - Smithfield Foods, Inc. – CFO

I think frankly I would like to ask you to call me offline because I'm somewhat confused by exactly what it was that you asked and I would be happy to address that, but I'm not sure that was -- there were a number of questions in there. So please, call me and I'll be happy to answer it.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Bo, I don't think there was any comment that you made about an $11 million hedging gain on live production.

Bo Manly - Smithfield Foods, Inc. – CFO

No.

Larry Pope - Smithfield Foods, Inc. - President and CEO

In this quarter. If you said that, I must have been sleeping.

Bo Manly - Smithfield Foods, Inc. – CFO

We did have positive results in hog hedges that were offset dramatically by our corn position. But I didn't quote any number in there. You can't necessarily just take the delta between the two because we've got hedging in soybean meal, we've got hedging in interest rates, we've got hedging in our utility commodities.

Akshay Jagdale - Keybanc Capital Markets – Analyst

Okay, thank you.

Operator

Your next question comes from the line of Christina McGlone from Deutsche Bank. Please go ahead.

Christina McGlone - Deutsche Bank – Analyst

Thank you, good morning. My question is, on the packaged meats side how much restructuring benefits are flowing through?
Because the press release talked about it and I think Bo talked about it, but Larry you had said there's not really a lot flowing through yet. Can you quantify the cost of the fire and the business interruption related to that?

Bo Manly - Smithfield Foods, Inc. – CFO

I'll address the fire issue. We have a small deductible, I think about $1 million, which was taken into this quarter, this quarter's
P&L, a de minimus amount. But we have full coverage and we've been working very closely with the insurance adjusters and we're very confident we'll have full coverage. So I don't think you'll see any potential negative impact from that fire as far as the
 P&L is concerned. We've got a lot of work to do to even finally determine what the total impact of the fire was, but we believe we've got full coverage.

Larry Pope - Smithfield Foods, Inc. - President and CEO

In terms of the restructuring, I would tell you that we anticipated having a $5 million negative impact on the quarter's P&L when in fact we had what we estimate is an $8 million positive to the P&L. So from our standpoint, that's how much better this is going than we thought it would be. We're ahead of schedule on the savings side. We're actually ahead of schedule on savings and we underspent on the cost side. So both of those went our direction this quarter. Part of that was driven by a decision to close one of the six plants ahead of schedule in order to deal with a pension issue.

Christina McGlone - Deutsche Bank – Analyst

Okay, and just the fire, I was just wondering what expenditures you made in the quarter, because I'm trying to think about getting a pure run rate number.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Let me answer that quickly. We don't have that number. It is an extremely complicated process of determining what the impact out of one plant to another plant and relocation and transportation. There's no way we would ever get our auditors to agree to some number related to that. All I could tell you is it was significant and it has impacted us, but we just dealt with it.

Christina McGlone - Deutsche Bank – Analyst

Okay, and then my follow-up. Larry talked about China. I guess there's a pending decision by the Administration with respect to China-made tires and that they may retaliate with pork. How should we think about that? What's the risk associated there?

Bo Manly - Smithfield Foods, Inc. – CFO

They can't retaliate any more than 100%. We've been blocked out of the Chinese market, all North American pork, US, Canada and Mexico, since the last week of April associated with the H1N1 flu. So frankly, they can't do any more damage than they have done already.

Christina McGlone - Deutsche Bank – Analyst

Okay, thank you.

Operator

Your next question comes from the line of Reza Vahabzadeh from Barclays Capital. Please proceed.

Reza Vahabzadeh - Barclays Capital – Analyst

Good morning, Reza Vahabzadeh from Barclays. Just a question on packaged meat EBIT improvement, which was pretty significant. Larry or Bo, how much of that improvement in ballpark terms would you attribute to the lower raw materials costs?

Bo Manly - Smithfield Foods, Inc. – CFO

Impossible to tell. That is a very difficult question. You could attribute some element of cents per pound, but really this quarter we're now in will probably reflect even lower costs of raw materials, but it will also reflect correspondingly some of the best ham markets and other packaged meat sales we'll have. So difficult to give you a specific number. It's just not that easy to calculate.

Larry Pope - Smithfield Foods, Inc. - President and CEO

The only thing we're saying is that we had $0.15, $0.16 for the quarter. That is a big number. But it doesn't have the restructuring in it. Had we been fully on restructured, it would have been significantly higher than that. But don't count on our packaged meats business delivering $0.16 or $0.17 cents a quarter. Don't count on that. That number, I hope we can do it, but that number is a big number.

Reza Vahabzadeh - Barclays Capital – Analyst

Right. Larry, you're still guiding to a $0.10 or better number as a normalized EBIT, and this quarter, you did $0.16, maybe even
$0.17. Is it fair to assume that some of that $0.06 or $0.07 was due to unusually low raw material costs?

Larry Pope - Smithfield Foods, Inc. - President and CEO

You can make that analogy if you want. I don't think it's that much, but I do think the $0.10 cents, we have reached my goal with the $0.10 and I would tell you we have surpassed my goal.

Bo Manly - Smithfield Foods, Inc. – CFO

And the $0.10, if I may underscore, was really before the restructuring program was even instituted, and we've said that on a conservative basis we think that was $0.02 cents alone, or a 20% improvement in packaged meats profits just from that process and we think we're going to blow right through that number, as well.

Reza Vahabzadeh - Barclays Capital – Analyst

And then one housekeeping item. What was the total debt number at quarter end if you marked the convertible at face value of $400 million.

Bo Manly - Smithfield Foods, Inc. – CFO

Can we get back to you on that? That's not just absolutely a straightforward equation, but we can get you that number.

Reza Vahabzadeh - Barclays Capital – Analyst

Okay, thank you.

Operator

Your next question comes from the line of Robert Moskow from Credit Suisse. Please go ahead.

Will Sawyer - Credit Suisse – Analyst

Good morning. This is Will Sawyer for Rob. My question is on fresh pork. In August, margins were very good. Do you think even though we're entering a seasonally good period, that an increase in slaughter rates could cause margins to go back into the red?

Larry Pope - Smithfield Foods, Inc. - President and CEO

No, I don't think margins on fresh pork are going to go into the red in the fall portion of the year. I don't believe that. Unless, the only thing I think that would do that -- was your name Phil?

Will Sawyer - Credit Suisse – Analyst

Will.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Will, the only thing I think that could conceivably do something like that is to have some strange change in live hog prices where they would shoot up dramatically where it wouldn't transfer through into pricing. But no, I don't see fresh pork going in the red.

Will Sawyer - Credit Suisse – Analyst

Then on the tax rate, just to make sure I'm clear, is the 34% to 36%, is that for the year or ongoing?

Bo Manly - Smithfield Foods, Inc. – CFO

Full year.

Will Sawyer - Credit Suisse – Analyst

Full year, okay. Thank you.

Operator

Your next question comes from the line of Farha Aslam from Stephens Inc.

Farha Aslam - Stephens Inc. – Analyst

Hi, good morning.

Larry Pope - Smithfield Foods, Inc. - President and CEO

Looks like you got quoted in the paper this morning. You're in the paper this morning for Smithfield.

Farha Aslam - Stephens Inc. – Analyst

I'll have to check that out. My question is, do you think that banks are getting tougher with the hog farmers and forcing liquidation or do you think it's just capitulation on the part of the industry? And going forward, are you at all concerned about the supply of hogs? And when do you think there's a concern about a shortage of supply?

Bo Manly - Smithfield Foods, Inc. – CFO

I can't wait for that concern about shortage of supply. I dream about that. In terms of the banks, you probably could maybe even get better anecdotal information out of banks than we could. They are going to be very guarded about telling us any information. And so frankly, we're at a point now where we've heard the liquidation story from the banks for so long that until I see it showing up in the slaughter numbers, I discount it somewhat. But I do think they are putting a lot of pressure on these guys because they are coming to the end of their equity. So just the tone and the conversation of both producers and bankers has changed dramatically in the past 30 to 90 days. Once pigs got below $0.40, I think it gave those folks a cold towel in their face, time to wake up, that this thing isn't going to change until somebody does something different. There's a saying that says that the market stupidity is doing the same thing over and over again and expecting a different outcome and I think that that has been true for some of the livestock producers in the past, that they have got to change if they want to return to profitability.

Farha Aslam - Stephens Inc. – Analyst

And are you supporting the producers that you buy from, or do you feel like you'll have adequate access?

Bo Manly - Smithfield Foods, Inc. – CFO

When you say support, we're buying hogs from them, every day according to every contractual relationship we have, so that hasn't changed at all. And certainly if they said they were having issues financially, we would be very, very compassionate towards them, but we haven't stepped in to support any of the producers on a financial basis at this point. And that's the key to our integration model, is that we've got pigs, we're making sure we have the right pig in the right place at the right plant to execute our marketing strategy, and that's key to the integration going forward.

Larry Pope - Smithfield Foods, Inc. - President and CEO

The only producer we're supporting at this point is Smithfield at this point.

Farha Aslam - Stephens Inc. – Analyst

And my final question is looking out over the next six months into the fall period, what do you see in terms of retail demand and food service demand?

Bo Manly - Smithfield Foods, Inc. – CFO

In terms of food service demand, I think that's going to be about steady with what it has been. There has been a decrease overall, in particularly white tablecloth, but at the same time, an expansion of the QSR sales. And actually that really feeds to our strong point in terms of our packaged meats positioning and our food service sales. So that is good for us. At this point, I don't know that we or anybody else is totally capable of predicting what's going to be the impact of the government stimulus plan on pork demand, as we move forward. Certainly I think that we've hopefully reached the bottom in terms of that process and that we can look at a better economic outlook going forward.

Farha Aslam - Stephens Inc. – Analyst

Okay.

Operator

I will turn it back to you, Mr. Pope, for any closing remarks.

Larry Pope - Smithfield Foods, Inc. - President and CEO

To summarize, the futures markets certainly don't look all that good for live production for now. Several more months and quarters into the future here. So I think the live production side of the business is going to continue to be challenged, at least on the sales side. We will see continuing decline in our raising costs and we expect once this hedge runs out, they will decline.

I think you all know there's $3, or close to $3 corn out there and that looks to benefit us. So I think, as I said, the live production side of the business can't stay where it's at and fundamentally, it's moving our direction, even if we don't have liquidation.

I want to finally say that this management team, under the direction of George Richter on the pork processing side, as well as our international presidents and our live production people have been done an excellent job at managing through this business through these critical times. I hope you'll focus where we're beginning to break the numbers out. The meat side of the business is doing excellent and is going to continue to deliver some very good numbers and I'm hopeful over time we can convince you this is an important profit driver of this Company and will continue to be a better and better piece of this business. We believe the best days for Smithfield are in front of us. All we've got is one issue. Live production needs to return to profitability, which it will. Thank you very much.

Operator

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